                                                                    EXHIBIT 12.1
PROLOGIS
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED SHARE DIVIDENDS
(Dollar amounts in thousands)

                                                Historical
                                            -------------------                         Historical
                                             Nine Months Ended     ----------------------------------------------------
                                               September 30,                     Year Ended December 31,
                                            -------------------    ----------------------------------------------------
                                              1998       1997        1997        1996       1995       1994       1993
                                            --------    -------    --------    --------    -------    -------    ------
Net Earnings from Operations                $ 74,353    $ 4,381    $ 32,371    $ 79,384    $47,660    $25,066    $4,412
Add:
  Interest Expense                            52,455     39,188      52,704      38,819     32,005      7,568       321
                                            --------    -------    --------    --------    -------    -------    ------
Earnings as Adjusted                        $126,808    $43,569    $ 85,075    $118,203    $79,665    $32,634    $4,733
                                            ========    =======    ========    ========    =======    =======    ======

Combined Fixed Charges and Preferred
 Share Dividends:
  Interest Expense                          $ 52,455    $39,188    $ 52,704    $ 38,819    $32,005    $ 7,568    $  321
  Capitalized Interest                        14,814     12,863      18,365      16,138      8,599      2,208        98
                                            --------    -------    --------    --------    -------    -------    ------
    Total Fixed Charges                       67,269     52,051      71,069      54,957     40,604      9,776       419
  Preferred Share Dividends (a)               35,543     26,488      35,318      25,895      6,698         --        --
                                            --------    -------    --------    --------    -------    -------    ------
Combined Fixed Charges and
  Preferred Share Dividends                 $102,812    $78,539    $106,387    $ 80,852    $47,302    $ 9,776    $  419
                                            ========    =======    ========    ========    =======    =======    ======

Ratio of Earnings (Loss) to Combined Fixed
  Charges and Preferred Share Dividends          1.2        (b)         (b)         1.5        1.7        3.3      11.3
                                            ========    =======    ========    ========    =======    =======    ======

                                                        Pro Forma
                                             ---------------------------------
                                             Nine Months Ended     Year Ended
                                               September 30,      December 31,
                                             -----------------    ------------
                                                   1998               1997
                                                 --------           --------
Net Earnings from Operations                     $ 97,965           $ 73,248
Add:
  Interest Expense                                 70,149             83,432
                                                 --------           --------
Earnings as Adjusted                             $168,114           $156,680
                                                 ========           ========

Combined Fixed Charges and Preferred
 Share Dividends:
  Interest Expense                               $ 70,149           $ 83,432
  Capitalized Interest                             17,974             20,185
                                                 --------           --------
    Total Fixed Charges                            88,123            103,617
                                                 --------           --------
  Preferred Share Dividends (a)                    38,824             39,693
                                                 --------           --------
Combined Fixed Charges and
  Preferred Share Dividends                      $126,947           $143,310
                                                 ========           ========

Ratio of Earnings (Loss) to Combined Fixed
  Charges and Preferred Share Dividends               1.3                1.1
                                                 ========           ========

(a) ProLogis had no preferred shares prior to 1995.

(b) Due to a one-time, non-recurring charge of $75.4 million relating to the costs incurred in acquiring the management companies from a related party earnings were insufficient to cover combined fixed charges and preferred share dividends for the nine months ended September 30, 1997 by $35.0 million and the year ended December 31, 1997 by $21.3 million.